EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT C:
  Attachment to item 77D:
  Policies with respect to security investments.
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EXHIBIT A:
Report of Independent Accountants

To the Board of Directors and Shareholders of Wilshire Target Funds, Inc.:

In planning and performing our audit of the financial statements of Wilshire Target Funds, Inc. (the "Fund") for the year ended August 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 2002.

This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
August 23, 2002



EXHIBIT B:
Exhibit to Question 77C on Form N-SAR

(a)   A Special Meeting of the Shareholders was held on March
27, 2002 and reconvened on March 29, 2002. The following represents the results of the proposals voted on:


(b)   Proposal #1	Re-election of the existing three independent
Directors and election of two new Directors.

DeWitt F. Bowman  (Total Number of Shares Outstanding: 36,691,856)
        # of Votes Cast     % Voted        % of Total
For       20,046,085         86.64          54.63
Withheld  3,091,148          13.36           8.42

Cynthia A. Hargadon  (Total Number of Shares Outstanding: 36,691,856)
       # of Votes Cast      % Voted      % of Total
For      20,160,819           87.14        54.94
Withheld  2,976,414           12.86        8.11

Stephen L. Nesbitt  (Total Number of Shares Outstanding: 36,691,856)
       # of Votes Cast      % Voted      % of Total
For       22,531,170         97.38         61.40
Withheld     606,063          2.62          1.65

Michael P. O'Keeffe  (Total Number of Shares Outstanding: 36,691,856)
      # of Votes Cast      % Voted      % of Total
For      22,532,762          97.39         61.41
Withheld    604.471           2.61          1.64

Anne L. Wexler  (Total Number of Shares Outstanding: 36,691,856)
       # of Votes Cast      % Voted      % of Total
For       20,143,926         87.06          54.90
Withheld   2,993,307         12.94           8.15


(c) Proposal #2 Approval of a new sub-advisory agreement between Wilshire Associates Incorporated and Los
Angeles Capital Management and Equity Research.

To vote upon the approval of the sub-advisory agreement for the:
Large Company Growth Portfolio (15,494,890 Total Outstanding
Shares of the Portfolio)

       # of Votes Cast      % Voted      % of Total
For     7,039,562          87.90          45.43
Against   732,326          9.14          4.72
Abstain   236,089          2.94          1.52

Large Company Value Portfolio (4,348,461 Total Outstanding
Shares of the Portfolio)
         # of Votes Cast      % Voted      % of Total
For     3,720,650            94.91          85.56
Against   128,537            3.27          2.95
Abstain   70,620             1.80          1.62

Small Company Growth Portfolio (975,051 Total Outstanding
Shares of the Portfolio)
          # of Votes Cast      % Voted      % of Total
For          644,814          93.30          66.13
Against       41,504           6.00          4.25
Abstain        4,758           0.68          0.48

Small Company Value Portfolio (2,489,291 Total Outstanding
Shares of the Portfolio)
          # of Votes Cast      % Voted      % of Total
For        1,914,123          97.10          76.89
Against       35,396          1.42          1.42
Abstain       21,581          0.86          0.86

Wilshire 5000 Index Portfolio (13,384,161 Total Outstanding
Shares of the Portfolio)
           # of Votes Cast      % Voted      % of Total
For          7,833,752          92.48          58.53
Against         343,758          4.05          2.56
Abstain         292,773          3.45          2.18

Proposal #3 Approval of the advisory agreement with Wilshire Associates Incorporated .

To vote upon the approval of the advisory agreement for the:
Large Company Growth Portfolio (15,494,890 Total Outstanding
Shares of the Portfolio)

                 # of Votes Cast      % Voted      % of Total
For               5,625,334          70.24          36.30
Against             987,963          12.33          6.37
Abstain             228,790          2.85            1.47
Broker Non-Vote   1,165,890        14.55             7.52

Large Company Value Portfolio (4,348,461 Total Outstanding Shares of the Portfolio)
                  # of Votes Cast      % Voted      % of Total
For                   2,514,300          64.14          57.82
Against                 124,163          3.16          2.85
Abstain                  78,323           1.99          1.80
Broker Non-Vote       1,203,021           30.69        27.66

Small Company Growth Portfolio (975,051 Total Outstanding
Shares of the Portfolio)
               # of Votes Cast      % Voted      % of Total
For               604,801          87.51          62.02
Against            39,544               5.72          4.05
Abstain              7,539               1.09          0.77
Broker Non-Vote     39,192               5.67          4.01

Small Company Value Portfolio (2,489,291 Total Outstanding
Shares of the Portfolio)
              # of Votes Cast      % Voted      % of Total
For             1,359,230          68.95          54.60
Against            38,853               1.97          1.56
Abstain            21,188               1.07          0.85
Broker Non-Vote    551,828          27.99          22.16

Wilshire 5000 Index Portfolio (13,384,161 Total Outstanding Shares of the Portfolio)
                  # of Votes Cast      % Voted      % of Total
For                 6,783,335          80.08          50.68
Against               437,048          5.15          3.26
Abstain               298,132          3.51          2.22
Broker Non-Vote        951,768          11.23          7.11

(d)    N/A




EXHIBIT C:
Exhibit to Question 77D on Form N-SAR

At the Regular Meeting of the Board of Directors of Wilshire target Funds, Inc. held on December 10, 2001 the Board adopted, pursuant to Rule 35d-1 under the Investment Company Act of 1940, as amended, the following revised investment policies which were not required to be approved by a vote of shareholders:


LARGE COMPANY GROWTH PORTFOLIO

        ORIGINAL INVESTMENT APPROACH
Focuses on the large company growth segment of the U.S. equity market.

Invests in companies with the largest market capitalizations - greater than $2.3 billion as of the date of this prospectus.

Invests in companies that have above average earnings or sales growth histories and retention of earnings; often such companies have higher price to earnings ratios.

        ADOPTED INVESTMENT APPROACH
Focuses on the large company growth segment of the U.S. equity market.

Invests substantially all its assets in companies with the largest market capitalizations - greater than $1.9 billion as of the date of this prospectus.

Invests in companies that have above average earnings or sales growth histories and retention of earnings; often such companies have higher price to earnings ratios.

LARGE COMPANY VALUE PORTFOLIO

        ORIGINAL INVESTMENT APPROACH
Focuses on the large company value segment of the U.S. equity market.

Invests in companies with the largest market capitalizations - greater than $2.3 billion as of the date of this prospectus.

Invests in companies with relatively low price to book value ratios, low price to earnings ratios, and higher than average dividend yield (which means that their price is low relative to the size of their dividend).

        ADOPTED INVESTMENT APPROACH
Focuses on the large company value segment of the U.S. equity market.

Invests substantially all its assets in companies with the largest market capitalizations - greater than $1.9 billion as of the date of this prospectus.

Invests in companies with relatively low price to book value ratios, low price to earnings ratios, and higher than average dividend yield (which means that their price is low relative to the size of their dividend).


SMALL COMPANY GROWTH PORTFOLIO

        ORIGINAL INVESTMENT APPROACH
Focuses on the small company growth segment of the U.S. equity market.

Invests in companies with smaller market capitalizations - between $2.3 billion and $268 million as of the date of this prospectus.

Invests in companies that have above average earnings or sales growth histories and retention of earnings; often such companies have higher price to earnings ratios.

Less emphasis on a long history of established growth than the Large Company Growth Portfolio.

        ADOPTED INVESTMENT APPROACH
Focuses on the small company growth segment of the U.S. equity market.

Invests substantially all its assets in companies with smaller market capitalizations - between $1.9 billion and $165 million as of the date of this prospectus.

Invests in companies that have above average earnings or sales growth histories and retention of earnings; often such companies have higher price to earnings ratios.

Less emphasis on a long history of established growth than the Large Company Growth Portfolio.

SMALL COMPANY VALUE PORTFOLIO

        ORIGINAL INVESTMENT APPROACH
Focuses on the small company value segment of the U.S. equity market.

Invests in companies with smaller market capitalizations - between $2.3 billion and $268 million as of the date of this prospectus.

Invests in companies with relatively low price to book value ratios, low price to earnings ratios, and relatively high dividend yield (dividend yields for small companies are generally less than those of large companies).

        ADOPTED INVESTMENT APPROACH
Focuses on the small company value segment of the U.S. equity market.

Invests substantially all its assets in companies with smaller market capitalizations - between $1.9 billion and $165 million as of the date of this prospectus.

Invests in companies with relatively low price to book value ratios, low price to earnings ratios, and relatively high dividend yield (dividend yields for small companies are generally less than those of large companies).